Exhibit 5.2

March 4, 2022
SoFi Technologies, Inc.
234 1st Street
San Francisco, CA 94105
Re:    Securities Registered under Registration Statement on Form S-1
I am General Counsel and Secretary of SoFi Technologies, Inc., a Delaware corporation (the “Company”), and Social Finance, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SoFi”), and have acted as counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed on March 4, 2022 with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates, among other things, to (a) the issuance by the Company and the offer and sale from time to time by the selling securityholders identified therein of up to (i) 20,832,151 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) upon the exercise of certain outstanding stock options (the “Option Shares”) issuable under the Social Finance, Inc. 2011 Stock Plan (the “2011 Plan”), and (ii) 40,101,810 shares of Common Stock upon the settlement of certain outstanding restricted stock units issuable under the 2011 Plan (the “RSU Shares”) and (b) the offer and sale from time to time by the selling securityholders identified therein of up to (i) 6,072,040 shares of common stock issued for exercised options (the “Issued Options”) and (ii) the resale of 12,235,343 shares of common stock issued for settled restricted stock units (the “Issued RSUs”, together with the Option Shares, the RSU Shares and the Issued Options, the “Equity Award Shares”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, the following: (i) the Registration Statement in the form filed under the Act; (ii) the certificate of incorporation of the Company, as in effect as of the date hereof; (iii) the bylaws of the Company, as in effect as of the date hereof; (iv) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Equity Award Shares, the filing of the Registration Statement and certain related matters;

(v) the 2011 Plan; (vi) the certificate of incorporation of SoFi, as in effect as of the date of the authorization and issuance of the stock options and restricted stock units to which the Equity Award Shares relate; (vii) the bylaws of SoFi, as in effect as of the date of the authorization and issuance of the stock options and restricted stock units to which the Equity Award Shares relate; (viii) the records of the corporate proceedings and other actions taken by SoFi in connection with the authorization, issuance and sale of the Equity Shares and certain related matters; and (ix) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.
In rendering these opinions, I have made assumptions customary in opinions of this type.
Based upon and subject to the foregoing, it is my opinion that the Equity Award Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the 2011 Plan, will be validly issued, fully paid and non-assessable.
I am admitted to practice law in the District of Columbia and the Commonwealth of Virginia (Corporate Counsel membership), and I do not express any opinion as to any laws other than the Delaware General Corporation Law. This opinion letter is being delivered by me solely in my capacity as an officer of the Company and under no circumstances shall I be subject to personal liability for the opinions rendered herein. This letter speaks as of the date hereof and I disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events that may affect or alter any opinion rendered herein.
I hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to this opinion under the caption “Legal Matters” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Robert S. Lavet

Robert S. Lavet
General Counsel and Secretary